UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 22, 2007
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offices)	(Zip Code)
(330) 544-7700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 22, 2007, the board of directors of RTI International Metals, Inc. (“RTI” or the “Company”) approved letter agreements with each of Dawne S. Hickton, Michael C. Wellham, William T. Hull, Stephen Giangiordano and Chad Whalen with respect to their employment as executive officers of the Company. At the same time, the board of directors also adopted each of an Executive Change in Control Severance Policy and an Executive Non-Change in Control Severance Policy applicable to certain executive officers of RTI. The Letter Agreements for each of Ms. Hickton, Mr. Wellham, Mr. Hull and Mr. Giangiordano will become effective, consistent with the previously announced management succession plan, on April 27, 2007. Mr. Whalen’s letter agreement became effective on February 23, 2007.
     Description of the Letter Agreements.
     Except as described below, each of the five letter agreements are alike. In each case the named executive will be employed by RTI for a period beginning with the applicable effective date and ending on April 27, 2010. Each executive’s employment will be automatically extended for additional one year periods until the executive attains age sixty-five unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate the agreements at any time for any reason including “cause” as defined in the agreement. If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause the provisions of the Executive Severances Policies described below will be effective.
     Each of the executives have agreed: not to compete with the Company or be involved with any business that has as its principal business the production of titanium; not to solicit the business of any Company customer, supplier or licensee; and not to induce or attempt to influence any employee of RTI or its affiliates to terminate his or her employment with RTI or its affiliate. These covenants apply to each of the executives during the period equal to the longer of twelve months (twenty-four months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits.
     Ms. Hickton will be employed as the Vice Chairman and Chief Executive Officer at an initial annual base salary of $425,000. Mr. Wellham will be employed as President and Chief Operating Officer at an initial annual base salary of $325,000. Mr. Hull will be employed as Senior Vice-President and Chief Financial Officer at an initial annual base salary of $250,000. Mr. Giangiordano will be employed as Executive Vice-President at an initial annual base salary of $250,000. Mr. Whalen is employed as Vice-President and General Counsel at an initial annual base salary of $200,000. Base salaries are subject to increase from time to time in the sole discretion of the Company.

     In addition to the base salaries described above, each executive will be eligible for bonuses as the board of directors of the Company may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation and will be eligible to participate in the Company’s stock incentive plan. Each executive will also be entitled to paid vacation and other benefits in accordance with the Company’s existing policies and existing and future applicable employee benefit programs including RTI’s Supplemental Pension Plan, as may be amended from time to time.
     Description of the Executive Change in Control Severance Policy.
     The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the board of directors adopted is applicable to each of Ms. Hickton, Mr. Wellham, Mr. Hull and Mr. Giangiordano on April 27, 2007 and to Mr. Whalen on February 23, 2007. It will also be applicable to any successor to these individuals should any of them leave the position they will each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.
     The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (as defined in the policy), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined in the policy) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:
• Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive's annual bonus as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the Chief Executive Officer and 2.0 for all other executives,
• The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants,
• Subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment,
• Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period, and
• An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.
     The definition of a change in control provides, in summary, that a change in control will have occurred if:
• Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities,
• The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner,
• RTI merges with another company and RTI’s shareholders end up with less than 60 percent of the voting power of the new entity,
• The RTI shareholders approve a plan of complete liquidation of RTI; or
• RTI sells all or substantially all of RTI’s assets.
     Description of the Executive Non-Change in Control Severance Policy.
     The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (as defined in the policy), death or disability, by the executive within 90 days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:
• Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the Chief Executive Officer, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the Chief Executive Officer, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and
• Continuation for up to 24 months for the Chief Executive Officer, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.
     If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

     • SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.
Date: February 28, 2007	By:	/s/ William T. Hull
William T. Hull,
Vice President and Chief Accounting Officer